  Exhibit 99.1

FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

DAVENPORT HOUSING VII, L.P.
DECEMBER 31, 2017 AND 2016

DAVENPORT HOUSING VII, L.P.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Davenport Housing VII, L.P. Davenport, Iowa

We have audited the accompanying balance sheets of Davenport Housing VII, L.P. as of December 31, 2017 and 2016, and the related statements of operations, changes in partners' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Davenport Housing VII, L.P. as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Report on Supplemental Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The Schedule of Expenses is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Metairie, Louisiana April 9, 2018

3421 N. Causeway Blvd, Suite 701 · Metairie, LA 70002 · 504-837-0770 · 504-837-7102 (fax) · www.lh-cpa.net

DAVENPORT HOUSING VII, L.P.

BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016
ASSETS
Current Assets
Cash and Equivalents	$6,434	$11,064
Total Current Assets	6,434	11,064

Restricted Deposits and Funded Reserves
Tax and Insurance Escrow	11,162	5,982
Security Deposits	5,759	6,395
Total Restricted Cash	16,921	12,377

Property and Equipment
Land	50,000	50,000
Building	6,546,459	6,546,459
Furniture & Fixtures	51,071	48,776
Total Property and Equipment	6,647,530	6,645,235
Less: Accumulated Depreciation	(1,360,327)	(1,195,771)
Total Property and Equipment, Net	5,287,203	5,449,464

Other Assets
Intangible Assets, Net	35,645	40,799
Total Assets	$5,346,203	$5,513,704

See auditor's report and notes to financial statements

DAVENPORT HOUSING VII, L.P.

BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

	2017	2016
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities
Accounts Payable	$5,329	$2,494
Accrued Real Estate Taxes	6,635	6,658
Prepaid Rent	-	10
Current Portion of Long Term Debt	12,503	11,806
Total Current Liabilities	24,467	20,968

Deposits & Prepayment Liabilites
Tenant Security Deposits Payable	5,696	6,396

Long Term Liabilities
Mortgage Notes Payable	496,019	507,825
	(12,503)	(11,806)
Asset Management Fee Payable	25,149	21,982
Due to Related Party	783,336	779,336
Total Long Term Liabilities	1,292,001	1,297,337

Total Liabilities	1,322,164	1,324,701

Partners' Equity
Partners' Equity	4,024,039	4,189,003

Total Liabilities and Partners' Equity	$5,346,203	$5,513,704

 See auditor's report and notes to financial statements

DAVENPORT HOUSING VII, L.P.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Revenue
Rent Revenue	$125,818	$118,463
Other Revenue	6,284	6,318
NSF, Late Fees & Other Revenue	1,085	540
Interest Income	158	77
Total Revenue	133,345	125,398

Expenses
Administrative	32,060	49,662
Utilities	30,481	28,865
Operating and Maintenance	35,600	29,998
Taxes and Insurance	14,155	16,490
Interest	13,137	13,795
Depreciation and Amortization	169,709	175,268
Total Expenses	295,142	314,078

Net Loss from Operations	(161,797)	(188,680)

Other Income and (Expenses)
Asset Management Fees	(3,167)	(3,075)

Net Loss	$(164,964)	$(191,755)

See auditor's report and notes to financial statements

DAVENPORT HOUSING VII, L.P.

STATEMENTS OF CHANGES IN PARTNERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	General Partner	Special Limited Partner	Limited Partner	Total Partners'
	0.005%	0.015%	99.98%	Equity
Balance - January 1, 2016	$1,191,625	$36	$3,189,097	$4,380,758
Net Loss	(10)	(29)	(191,716)	(191,755)
Balance - December 31, 2016	1,191,615	7	2,997,381	4,189,003
Net Loss	(8)	(25)	(164,931)	(164,964)
Balance - December 31, 2017	$1,191,607	$(18)	$2,832,450	$4,024,039

See auditor's report and notes to financial statements

DAVENPORT HOUSING VII, L.P.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

	2017	2016
Cash flows from operating activities
Net Loss	$(164,964)	$(191,755)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	169,709.00	175,268.00
(Increase) decrease in accounts receivable	-	652.00
(Increase) decrease in miscellaneous receivable	-	24,746.00
Increase (decrease) in accounts payable	2,838.00	(8,221.00)
Increase (decrease) in asset management fee payable	3,167.00	3,075.00
Increase (decrease) in accrued real estate taxes	(33.00)	(2,159.00)
Increase (decrease) in security deposits payable	(700.00)	350.00
Total adjustments	174,981.00	193,711.00
Net cash provided (used) by operating activities	10,017.00	1,956.00

Cash flows from investing activities
(Deposit) withdrawal security deposits	635.00	(410.00)
(Deposit) withdrawal tax & insurance escrows	(5,180.00)	(1,615.00)
Purchase of fixed assets	(2,295.00)	-
Net cash provided (used) by investing activities	(6,840.00)	(2,025.00)

Cash flows from financing activities:
Payment on mortgage notes	(11,807.00)	(11,148.00)
Increase in due to related parties	4,000.00	20,000.00
Net cash used by financing activities	(7,807.00)	8,852.00

Net increase (decrease) in cash and equivalents	(4,630.00)	8,783.00
Cash and equivalents, beginning of year	11,064.00	2,281.00
Cash and equivalents, end of year	$6,434	$11,064

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$13,137	$13,795

 See auditor's report and notes to financial statements

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE A - ORGANIZATION

Davenport Housing VII, L.P. (the Partnership) was formed October 17, 2005, as a limited partnership under the laws of the State of Iowa and shall continue until December 31, 2500 or until certain events as defined in the partnership agreement occur. The partnership was formed for the purpose of owning and operating a 20-unit apartment complex in Davenport, Iowa for residents with low or moderate income. Rehabilitation of the historic project was substantially completed and operations began in December 2009. Substantially all of the Partnership's income is expected to be derived from the rental of its apartment units. All units within this project are expected to be subject to the contract restrictions regarding rental charges and other operating policies under the Low Income Housing Tax Credit Program.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Cash and Cash Equivalents

For purposes of statements of cash flows, cash and cash equivalents represent unrestricted cash and certificates of deposit with original maturities of 90 days or less. The carrying amount approximates fair value because of the short period to maturity of the instruments.

Cash and Other Deposits

The Partnership maintains its cash in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC). Deposit accounts, at times, may exceed federally insured limits. All deposits are fully insured by the FDIC up to $250,000 per bank. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Tenant Receivables

Tenant receivables are recorded at the amount the Partnership expects to collect on balances outstanding at December 31, 2017 and 2016. Management closely monitors outstanding balances and writes off, as of year-end, all balances that are not collectible. In 2017 there was no bad debt expense, and in 2016 bad debt expense in the amount of $25,261 was recorded and included in Administrative expense on the Statements of operations. Tenant accounts receivable are considered collectible in full, and accordingly, an allowance for doubtful accounts has not been provided.

Intangible Assets

Intangible assets consist of tax credit fees which are being amortized over a 15-year life using the straight-line method of amortization.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalization and Depreciation

Land, buildings and improvements are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations. The rental property is depreciated over estimated service lives as follows:

Buildings & Improvements	40 years	Straight-Line

Furnishings & Equipment	7 years	Straight-Line

Impairment of Long-Lived Assets

The Partnership has adopted Accounting Standards Codification 360-10-05-4, Accounting for the Impairment or Disposal of Long-Lived Assets. The Partnership reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the real estate to the future net undiscounted cash flow expected to be generated by the rental property including the low income housing tax credits and any estimated proceeds from the eventual disposition of the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount of the real estate exceeds the fair value of such property. There were no impairment losses recognized in 2017 or 2016.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the partnership and the tenants of the property are operating leases. All rental property is rented under leases with terms of one year or less.

Income Taxes

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the Partners individually.

The Partnership's tax filings are subject to audit by various taxing authorities, and the open audit periods are 2014 through 2016.

The Partnership has adopted provisions of FASB Accounting Standards Codification Topic ASC 740-10 (previously Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes), on January 1, 2009. The implementation of this standard had no impact on the financial statements.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Accounting Standards Codification

The Financial Accounting Standards Board ("FASB ASC") became the sole authoritative source of generally accepted accounting principles in the United States of America for periods ending after September 15, 2009. The FASB ASC incorporates all authoritative literature previously issued by a standard setter. Adoption of the FASB ASC has no effect on the Partnership's financial position, results from operations, partners' equity (deficit) or cash flows. References to the authoritative accounting literature in the notes to the financial statements are the FASB ASC references.

NOTE C - USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

NOTE D - RESTRICTED DEPOSITS AND FUNDED RESERVES

Replacement Reserve

Pursuant to the partnership agreements, the Partnership is required to establish a replacement reserve account. The Partnership is to deposit $300 per unit per year commencing the month after issuance of a certificate of occupancy. The deposits are to increase at a rate of 3 percent every 12 months. The replacement reserve is to be used for working capital needs, improvements, replacements, and other contingencies of the Partnership. Withdrawals from the replacement reserve require the Special Limited Partner's signature for withdrawals over $750 and over an aggregate total of $4,000 for the year. As of December 31, 2017, the Partnership had not yet established the replacement reserve account.

Real Estate Tax Reserve

Pursuant to the terms of the partnership agreement, the Partnership is required to purchase a Certificate of Deposit in the amount of $25,000 from a banking institution. The funds shall be used to pay the increased real estate taxes upon expiration of the Urban Revitalization tax exemption. The reserve shall require the joint signature of the Special Limited Partner for any withdrawals. As of December 31, 2017, the Partnership had not yet established the real estate tax reserve.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE D - RESTRICTED DEPOSITS AND FUNDED RESERVES (CONTINUED)

Tax and Insurance Escrow

Pursuant to the partnership agreement, the Partnership is required to maintain a tax and insurance escrow account. The escrow account is to be used to pay next year's insurance premium payments and real estate taxes. Withdrawals from the tax and insurance escrow shall require the joint signature of the Special Limited Partner. At December 31, 2017 and 2016, the balance in the Tax and Insurance Escrow totaled $11,162 and $5,982, respectively.

Tenants' Security Deposits

Tenants' security deposits are held in a separate bank account in the name of the project. At December 31, 2017 and 2016, the balance of this account was $5,759 and $6,395, respectively, which was funded in an amount equal to or greater than the security deposit liability.

NOTE E - INTANGIBLE ASSETS

Tax Credit Fees at December 31, 2017 and 2016 were net of accumulated amortization of $41,657 and $36,503, respectively. Amortization expense for the same years ended was $5,153 and $5,153, respectively. Estimated amortization expense for each of the next five years is $5,153.

NOTE F - LONG TERM DEBT

Scott County Housing Council

The project is financed by a mortgage loan payable to Scott County Housing Council in the original amount of $296,064. The 5.75% loan is payable in monthly installments of principal and interest in the amount of $2,079 through the maturity date of January 2026 when a final balloon payment is due. Outstanding balances on the note were $222,019 and $233,825 as of December 31, 2017 and 2016, respectively. There was no accrued interest as of December 31, 2017 and 2016.

City of Davenport

The project is also financed by a mortgage loan payable to the City of Davenport's Home Investment Partnership (HOME) Program in the original amount of $274,000. The 0% loan is payable in annual installments of interest only in the amount of $6,850 through the maturity date of February 2026 when a final balloon payment is due. Outstanding balances on the note were $274,000 as of December 31, 2017 and 2016.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE F - LONG TERM DEBT (CONTINUED)

The apartment project is pledged as collateral for the mortgages. The mortgage loans are nonrecourse debt secured by deeds of trust on the related real estate. The fair value of the mortgage notes payable are estimated based on the current rates offered to the project for debt of the same remaining maturities. At December 31, 2017, the fair value of the mortgages approximate the amount recorded in the financial statements.

Aggregate maturities of long-term debt for the next five years are as follows:

December 31, 2018	$12,503
2019	13,241
2020	14,023
2021	14,851
2022	15,728
and Thereafter	425,673
Totals	$496,019

NOTE G - MANAGEMENT FEES

The Partnership engaged Pioneer Property Management, Inc. as the management company in 2010. Pioneer Property Management, Inc. is not related in any form to any owners, either general or limited partners, of the Partnership. As of December 31, 2017 and 2016, management fee expense amounted to $6,293 and $5,930, respectively. At December 31, 2017 and 2016, accrued management fees totaled $516 and $691, respectively, which are included in Accounts payable on the Balance sheets.

NOTE H - RELATED PARTY TRANSACTIONS

Due from / to Related Party

During 2016, the Partnership wrote off $24,746 due from Davenport Housing V, L.P. for loan interest paid by the Partnership on behalf of the related project in a prior year. The Limited Partner in Davenport Housing V, L.P. is WNC Institutional Tax Credit Fund XIV, L.P., which is a related entity to the Limited Partner.

During 2016, Iceberg Development, the owner of which is the managing member of the Partnership, advanced the Partnership $20,000 to cover operating expenses. As of December 31, 2017 and 2016, the Partnership owed $20,000 to Iceberg Development.

The Limited Partner has made capital advances to the Partnership to secure permanent financing as well as for routine operating expenses. As of December 31, 2017 and 2016, the Partnership owed $763,336 and $759,336, respectively, to the Limited Partner for capital advances.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE H - RELATED PARTY TRANSACTIONS (CONTINUED)

Asset Management Fee

Pursuant to the partnership agreement, the Limited Partner is to receive a cumulative asset management fee of $2,500 increasing annually at 3%. Asset management fees incurred in 2017 and 2016 totaled $3,167 and $3,075, respectively. As of December 31, 2017 and 2016, cumulative unpaid fees under this agreement owed to the Limited Partner were $25,149 and $21,982, respectively.

Incentive Management Fee

Pursuant to the partnership agreement, the General Partner is to receive an annual non-cumulative incentive management fee in the amount equal to 40% of net operating income for duties outlined in the partnership agreement. No expense was incurred in 2017 and 2016.

Tax Credit Compliance Fee

Pursuant to the partnership agreement, the General Partner is to receive an annual non-cumulative tax credit compliance fee of 40 percent of net operating income for ensuring compliance by the Partnership with all tax credit rules and regulations. No expense was incurred in 2017 and 2016.

Operating Deficit Loans

Pursuant to the partnership agreement, if at any time between when the first apartment unit is available and three consecutive months of breakeven operations, an operating deficit exists, the General Partner shall fund the operating deficit as to amount through operating deficit loans up to $61,214. All operating loans are to be repayable out of 50% of the available Net Operating Income or Sale or Refinancing Proceeds, as defined in the partnership agreement. There were no Operating Deficit Loans as of December 31, 2017.

  NOTE I - PARTNERS' EQUITY

Partners	Ownership Percentages
General Partner - Davenport V GP, LLC	0.005%
Limited Partner - WNC Housing Tax Credit Fund VI Series 13, LP	99.98%
Special Limited Partner - WNC Housing Limited Partnership	0.015%

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE I - PARTNERS' EQUITY (CONTINUED)

Pursuant to the partnership agreement, the Limited Partner is to make capital contributions of $2,253,208. An amendment to the Partnership Agreement was executed in 2010 which noted the Limited Partner shall make an additional capital contribution of $2,490,423. As of December 31, 2017, the Limited Partner had made capital contributions totaling $4,498,746.

Pursuant to the partnership agreement, the General Partner is to make capital contributions of $985,000. As of December 31, 2017, the General Partner has made capital contributions totaling $1,230,225.

Pursuant to the partnership agreement, the Special Limited Partner is to make capital contributions of $226. As of December 31, 2017, the Special Limited Partner had made capital contributions totaling $226.

NOTE J - LOW INCOME HOUSING TAX CREDITS

The following Housing Tax Credits are allocable to the Partnership during the Credit Period:

Year	Housing Tax Credits
2010	$420,809
2011	603,015
2012	603,015
2013	603,015
2014	603,015
2015	603,015
2016	603,015
2017	603,015
2018	603,015
2019	603,015
2020	182,206
TOTAL	$6,030,150

NOTE K - CONTINGENCY

The Project's Low-Income Housing Credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct noncompliance within a specified time period, could result in recapture of previously taken tax credits plus interest.

DAVENPORT HOUSING VII, L.P.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2017 AND 2016

NOTE L - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is the apartment complex. The Partnership's operations are concentrated in the affordable housing real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies. Such administrative directives, rules and regulations may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

NOTE M - ADVERTISING

The partnership incurred advertising costs of $105 in 2017 and $616 in 2016. These costs are expensed in the financial statements as incurred.

NOTE N - SUBSEQUENT EVENTS

FASB Accounting Standards Codification Topic 855, Subsequent Events, addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of Davenport Housing VII, L.P. through April 9, 2018, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.

DAVENPORT HOUSING VII, L.P.

FINANCIAL STATEMENTS WITH SUPPLEMENTARY INFORMATION

December 31, 2016 and 2015

C O N T E N T S

INDEPENDENT AUDITOR’S REPORT	19
FINANCIAL STATEMENTS
Balance Sheets	21
Statements of Operations	22
Statements of Partners’ Equity	23
Statements of Cash Flows	24
Notes to Financial Statements	25
SUPPLEMENTARY INFORMATION
Schedules of Operations Information

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Davenport Housing VII, L.P. Davenport, Iowa

We have audited the accompanying financial statements of Davenport Housing VII, L.P., which comprise the balance sheets as of December 31, 2016 and 2015 and the related statements of operations, changes in partners' equity and cash flows for the years the ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America as established by the Auditing Standards Board (United States) and in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. We are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.z

3421 N. Causeway Blvd, Suite 701 · Metairie, LA 70002 · 504-837-0770 · 504-837-7102 (fax) · www.lh-cpa.net

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Davenport Housing VII, L.P. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplemental Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The Schedule of Operations Information is presented for purposes of additional analysis and is not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

Metairie, Louisiana May 9, 2017

DAVENPORT HOUSING VII, L.P.
BALANCE SHEETS
December 31, 2016 and 2015

	2016	2015
ASSETS
CURRENT ASSETS
Cash	$11,064	$2,281
Tenant receivables	-	652
Due from affiliated entity	-	24,746
Total current assets	11,064	27,679
RESTRICTED DEPOSITS AND ESCROWS
Security deposits escrow	6,395	5,985
Tax and insurance escrow	5,982	4,366

Total restricted deposits and escrows	12,377	10,351
PROPERTY AND EQUIPMENT
Land	50,000	50,000
Buildings	6,546,459	6,546,459
Equipment and furnishings	48,776	48,776
Subtotal	6,645,235	6,645,235
Less accumulated depreciation	(1,195,771)	(1,025,657)
Net property and equipment	5,449,464	5,619,578
Capitalized costs - net	40,799	45,952
Total assets	$5,513,704	$5,703,560

LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$9,151	$19,527
Prepaid rent	10	13
Current portion of mortgage loan payables	11,806	11,148
Total current liabilities	20,967	30,688
Asset management fee payable	21,982	18,907
Tenants' security deposits payable	6,396	6,046
Mortgage loan payables, less current portion	496,019	507,825
Due to limited partner	759,336	759,336
Due to general partner	20,000	-
Total liabilities	1,324,700	1,322,802
Partners' equity	4,189,004	4,380,758
Total liabilities and partners' equity	$5,513,704	$5,703,560

See accompanying notes.

DAVENPORT HOUSING VII, L.P.
STATEMENTS OF OPERATIONS
Years ended December 31, 2016 and 2015

	2016	2015
Revenue
Rent revenue	$118,463	$111,971
Financial	77	104
Cable and other income	6,858	5,489
Total revenue	125,398	117,564
Operating expenses:
Administrative	52,202	29,140
Utilities	22,807	21,600
Maintenance and operating	36,590	38,113
Taxes and insurance	16,490	18,227
Total operating expenses	128,089	107,080
Net operating income before financial expenses and
depreciation and amortization	(2,691)	10,484

Financial expenses:
Interest	13,795	14,417

Net income (loss) before depreciation and amortization	(16,486)	(3,933)
Depreciation and amortization	175,268	175,529
Net loss	$(191,754)	$(179,462)

See accompanying notes.

DAVENPORT HOUSING VII, L.P.
STATEMENTS OF PARTNERS' EQUITY
Years ended December 31, 2016 and 2015

	General	Limited	Total Partners'
	Partner	Partners	Equity
	0.005%	99.995%	100.00%
Balance, January 1, 2015	$1,191,634	$3,368,586	$4,560,220
Net loss	(9)	(179,453)	(179,462)
Balance, December 31, 2015	$1,191,625	$3,189,133	$4,380,758
Net loss	(10)	(191,744)	(191,754)
Balance, December 31, 2016	$1,191,615	$2,997,389	$4,189,004

See accompanying notes.

DAVENPORT HOUSING VII, L.P.
STATEMENTS OF CASH FLOWS
Years ended December 31, 2016 and 2015

	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(191,754)	$(179,462)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation and amortization	175,268	175,529
Provision for bad debt	515	1,515
Write-off of affiliated entity advance	24,746	-
(Increase) decrease in assets:
Tenant receivables	137	(1,907)
Prepaid expenses	-	-
Restricted deposits and escrows	(2,025)	10,373
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(10,378)	6,875
Prepaid rent	(3)	(15)
Asset management fee payable	3,075	2,985
Tenants' security deposits payable	350	1,319
Net cash provided by (used in) operating activities	(69)	17,212

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	-	(3,557)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in due to general partner	20,000	-
Repayment of mortgage loan	(11,148)	(10,527)
Net cash provided by (used in) financing activities	8,852	(10,527)
Net decrease in cash	8,783	3,128
Cash - beginning of year	2,281	(847)
Cash - end of year	$11,064	$2,281

Supplemental disclosure of cash flow information
Cash paid for interest	$13,795	$14,417

DAVENPORT HOUSING VII, L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2016 and 2015

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Davenport Housing VII, L.P. (the Partnership) was formed as a limited partnership under the laws of the State of Iowa in 2005 for the purpose of constructing and operating a 20-unit apartment complex intended for rental to low or moderate income households. Rehabilitation of the historic project was substantially completed and operations began in December 2009. The apartment complex is located in Davenport, Iowa.

The Partnership has received an allocation of federal low-income housing tax credits from the State of Iowa pursuant to Internal Revenue Code Section 42 (Section 42), which regulates the use of the project as to occupant eligibility and unit gross rent, among other requirements. The project must meet the provisions of these regulations during each of fifteen consecutive years in order to remain qualifiedto receive tax credits. The credit allocation will be allowed annually for 10 years if the project remains in compliance. Failure to comply with occupant eligibility and/or unit gross rents or to correct noncompliance within a specified time period could result in recapture of previously taken low-income housing tax credits plus interest. Such potential noncompliance may require an adjustment to the contributed capital by the limited partners.

Basis of Accounting

The financial statements of the Partnership are prepared on the accrual basis of accounting and in accordance with accounting principles generally accepted in the United States of America.

Cash

Cash includes cash in a checking account. For purposes of the statement of cash flows, the Partnership considers all unrestricted investment instruments purchased with maturities of three months or less to be cash equivalents, with the exception of cash contained in restricted escrows and deposits. At December 31, 2016 and 2015, there were no cash equivalents.

Tenant Receivables and Bad Debts

Tenant accounts receivable have been adjusted for all know uncollectible accounts. Tenant receivables are charged against operations when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted by the United States of America require that the allowance method be used to recognize baddebts; however, the effect of using the direct write off method is not materially different from the results that would have been obtained under the allowance method. Bad debt expense for the years ended December 31, 2016 and 2015 totaled $515 and $1,515, respectively.

Rental Income and Prepaid Rents

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and its tenants are operating leases.

DAVENPORT HOUSING VII, L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2016 and 2015

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and Equipment

Property and equipment are recorded at cost. Improvements are capitalized, while expenditures for maintenance and repairs are expensed. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. Any resulting gains and losses are reflected in the statement of operations. Depreciation is provided using the straight-line method over the following estimated service lives. The estimated service lives of the assets for depreciation purposes may be different than their actual economic useful lives.

Estimated
	Lives	Method
Buildings and improvements	15 - 27.5 years	Straight-Line
Equipment and furnishings	5 years	Straight-Line

Capitalized Costs

Tax credit application costs are being amortized on the straight-line basis over fifteen years. Amortization expense during 2016 and 2015 totaled $5,153.

Impairment of Long-Lived Assets

The Partnership reviews long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in business circumstances indicate the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. To date, there have been no such losses.

Income Taxes

As a partnership, the taxable income or loss of the Partnership is attributable to, and is required to be reported by, the partners on their respective income tax returns. The Partnership has also analyzed the income tax positions that affect the partnership entity itself for both the federal and the state jurisdictions where it operates. The Partnership believes that the tax positions will be sustained upon examination and does not anticipate any adjustments that would result in a material effect on the financial statements. For these reasons, no income tax provision or benefit has been included in the financial statements.

The Partnership’s Federal and Iowa income tax returns are subject to examination by the Internal Revenue Service and/or the Iowa Department of Revenue for a limited period of time after they are filed. Federal and Iowa tax returns for years prior to 2013 generally are no longer subject to such examinations. The Partnership is not currently under examination by any taxing jurisdictions.

Advertising

Advertising costs are charged to operations when incurred.

DAVENPORT HOUSING VII, L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2016 and 2015

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 – RESTRICTED DEPOSITS AND ESCROWS

According to the partnership, loan and other regulatory agreements, the Partnership is required to maintain the following escrow deposits and reserves:

Security Deposit Escrow

The tenants' security deposits are maintained in an interest-bearing savings account separate from the operating account of the Partnership. Withdrawals are restricted to reimbursements of tenants' security deposits and assessments for damages. Security deposit liabilities exceed the security deposit cash account balance by $1 and $61 at December 31, 2016 and 2015, respectively.

Tax and Insurance Reserve

The Partnership agreement also calls for the establishment of a tax and insurance reserve to fund tax and insurance payments. At December 31, 2016 and 2015, the balance of this account totaled $5,982 and $4,366, respectively.

Reserve for Replacements

The Partnership Agreement requires the Partnership to establish a reserve fund for replacements. The Partnership is to deposit $300 per unit per year commencing the month after issuance of a certificate of occupancy. The deposits are to increase at a rate of 3% every 12 months. The replacement reserve is to be used for working capital needs, improvements, replacements, and other contingencies of the Partnership. Withdrawals from the reserve require the Special Limited Partner’s signature for withdrawals over $750 and over an aggregate total of $4,000 for the year. As of December 31, 2016, the Partnership had not yet established the replacement reserve account.

Real Estate Tax Reserve

The Partnership Agreement requires the Partnership to purchase a Certificate of Deposit in the amount of $25,000 from a banking institution. The funds shall be used to pay the increased real estate taxes upon expiration of the Urban Revitalization tax exemption. The reserve shall require the joint signature of the Special Limited Partner for any withdrawals. As of December 31, 2016, the Partnership had not yet established the real estate tax reserve.

DAVENPORT HOUSING VII, L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2016 and 2015

NOTE 3 – MORTGAGE LOAN PAYABLES

At December 31, 2016 the Partnership had a mortgage loan payable to Scott County Housing Council. The balance on the loan at December 31, 2016 and 2015 totaled $233,825 and $244,973, respectively. The loan bears a 5.75% rate of interest and requires monthly installments of principal and interest of $2,079 through maturity date of January 2026 when a final balloon payment is due.

At December 31, 2016 the Partnership had a mortgage loan payable to the City of Davenport’s Home Investment Partnership (HOME) Program. The 0% loan is payable in annual installments of interest only in the amount of $6,850 through maturity date of February 2026 when a final balloon payment is due. The balance on the loan at December 31, 2016 and 2015 totaled $274,000.

The above note is secured by property and equipment of the Partnership and by the assignment of all accounts, rents, deposits or other amounts receivable arising out of the operation of the project. Mortgage interest expense for the years ended December 31, 2016 and 2015 totaled $13,795 and $14,417, respectively.

Aggregate annual maturities of the mortgage loans are as follows:
Year ending December 31:
2017	$11,806
2018	12,503
2019	13,242
2020	14,023
2021	14,851
Thereafter	441,400
Total	$507,825

NOTE 4 – MANAGEMENT FEES

The Partnership incurred management fees of $5,930 and $5,502 during the years ended December 31, 2016 and 2015, respectively, to Pioneer Property Management, Inc. (PPMI). Management fees are computed based on 5.0% of collected rental income.

NOTE 5 – PARTNERS, PARTNERS’ EQUITY AND RELATED PARTY TRANSACTIONS

As of December 31, 2016, the Partnership had one general partner, Davenport Housing V GP, LLC (0.005%), a limited partner, WNC Institutional Tax Credit Fund XIX, LP (99.98%), and a special limited partner, WNC Housing LP (0.015%). Profits, losses and tax credits were allocated among the partners based on their respective ownership interests above.

Per the Limited Partnership Agreement, the General Partner is entitled to an annual tax compliance fee equal to 40% of the net operating income. The tax credit compliance fee is noncumulative. No fee was paid in 2016 or 2015.

DAVENPORT HOUSING VII, L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2016 and 2015

NOTE 5 – PARTNERS, PARTNERS’ EQUITY AND RELATED PARTY TRANSACTIONS (Continued)

The General Partner is entitled to an annual incentive management fee equal to 40% of net operating income as required by the Partnership Agreement. The incentive management fee is noncumulative. No fee was paid in 2016 and 2015.

As of December 31, 2016 and 2015, the Partnership was owed $- from Davenport Housing V, L.P. for loan interest paid by the Partnership on behalf of the related project in a prior year. The Limited Partner in Davenport Housing V, L.P. is WNC Institutional Tax Credit Fund XIV, L.P., which is a related entity to the Limited Partner.

The Limited Partner has made capital advances to the Partnership to secure permanent financing as well as for routine operating expenses. As of December 31, 2016 and 2015, the Partnership owed $759,336 to the Limited Partner for capital advances.

Pursuant to the Partnership Agreement, the Limited Partner is to receive a cumulative asset management fee of $2,500 increasing annually at 3%. Asset management fees earned in 2016 and 2015, totaled $3,075 and $2,985, respectively. As of December 31, 2016 and 2015, cumulative unpaid fees under this agreement owed to the Limited Partner totaled $21,982 and $18,907, respectively.

Pursuant to the Partnership Agreement, if at any time between when the first apartment unit is available and three consecutive months of breakeven operations, an operating deficit exists, the General Partner shall fund the operating deficit as to amount through operating deficit loans up to $61,214. All operating loans are to repayable out of 50% of the net operating income or sale or refinancing proceeds, as defined in the Partnership Agreement. There were no operating deficit loans as of December 31, 2016 and 2015.

NOTE 6 – PARTNERSHIP DISTRIBUTIONS OF NET OPERATING INCOME

The Limited Partnership Agreement provides that all net operating income available for distribution will be paid as follows:

(i)
To pay the deferred management fee, if any;

(ii)
To pay the balance of the current asset management fee that was not paid monthly and then to pay any accrued asset management fee which have not been paid in full from previous years;

(iii)
To pay the interest and then principal on the development fee not to exceed the amount set forth in the development fee agreement;

(iv)
Repayment of any Operating Deficit Loans, with a limit of 50% of the net operating income remaining after the previous distributions have been made;

(v)
The balance shall then be allocated and distributed 9.99% to the Limited Partner, ..01% to the Special Limited Partner, .005% to the Class B Limited Partner and 89.995% shall be paid as follows: 89.99% to pay the Incentive Management Fe and the Tax Credit Compliance Fee, and the balance following payment of such fees shall be paid to the General Partner.

DAVENPORT HOUSING VII, L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2016 and 2015

NOTE 7 – LOW INCOME HOUSING TAX CREDITS

The following Housing Tax Credits are allocable to the Partnership during the Credit Period:

Year	Amount
2010	$420,809
2011	603,015
2012	603,015
2013	603,015
2014	603,015
2015	603,015
2016	603,015
2017	603,015
2018	603,015
2019	603,015
2020	182,206
$6,030,150

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Each building of the Project qualifies for and has been allocated low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code of 1986. Internal Revenue Code Section 42 regulates the use of the Property as to occupant eligibility andunit gross rent, among other requirements. Each building of the Property must meet the provisions of these regulations during each of the fifteen consecutive years in order to continue to qualify to receive the tax credits. The Partnership is obligated torecertify tenant eligibility on an annual basis. Under this agreement, the Partnership must continuously comply with Section 42 and other applicable sections of the IRC. If the Partnership fails to comply with this agreement or with the IRC, it may be ineligible for low-income housing tax credits and the members may be required to recapture a portion of the tax credits previously claimed on their income tax returns.

NOTE 9 – EVALUATION OF SUBSEQUENT EVENTS

The Partnership has evaluated subsequent events occurring through May 9, 2017, the date the financial statements were available to be issued, for events requiring recording or disclosure in the Partnership’s financial statements.

NOTE 10 – RECONCILIATION OF TAXABLE AND ACCOUNTING INCOME

A reconciliation of the Partnership’s financial statement loss to the loss reported on its tax return is as follows:

	2016	2015
Financial statement net loss	$(191,754)	$(179,462)
Tax depreciation and amortization in excess of book depreciation and amortization	(63,569)	(69,698)
loss reported on tax return	$(255,323)	$(249,160)